Exhibit 5.1

                       [LETTERHEAD OF SHEARMAN & STERLING]





                                  March 19, 1999




To the Board of Directors
of Owens Corning


Ladies and Gentlemen:

         We are acting as counsel for Owens Corning (the "Company") in connection with the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on March 16, 1999, relating to the registration pursuant to Rule 462(b) of up to $10,000,000 aggregate principal amount of the Company's 7% Notes due 2009 (the "462(b) Notes"). The 462(b) Notes are to be issued with $240,000,000 of the Company's 7% Notes due 2009 (together with the 462(b) Notes, the "Notes") registered pursuant to the Company's Registration Statement on Form S-3 (No. 333-24501) which was declared effective on May 1, 1997.

         The Notes are being issued pursuant to an Indenture dated as of May 5, 1997 (the "Indenture") between the Company and The Bank of New York, trustee (the "Trustee").

         We are familiar with the corporate proceedings of the Company to date with respect to the issuance and sale of the Notes, including resolutions of the Board of Directors of the Company authorizing the Indenture and the issuance, offering and sale of Debt Securities, including the Notes thereunder, and we have examined such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

         Our opinion set forth below are limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other laws.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Notes have been duly authorized and when authenticated by the Trustee in accordance with the Indenture, and delivered to and paid for by


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the underwriters pursuant to the Underwriting Agreement, dated March 16, 1999 among the Company and the underwriters named therein, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

         We hereby consent to the use this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinions" in the Prospectus and "Validity of the Notes" in the Prospectus Supplement. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

                                        Very truly yours,


                                        /s/ Shearman & Sterling


DC/LJ/EK/BT